Exhibit 99.1

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AT&T Inc. Announces Expiration and Settlement of Exchange Offer
Dallas, Tex. — September 2, 2010 — AT&T Inc. (NYSE: T) today anounced the settlement of its private offer to exchange (i) any and all of the outstanding 8.750% Senior Notes of New Cingular Wireless Services, Inc. due 2031 (the “8.750% Notes”) and (ii) subject to proration, the outstanding 8.00% Senior Notes of AT&T Corp. due 2031 (the “8.00% Notes” and, together with the 8.750% Notes, the “Existing Notes”) held by Eligible Holders (as defined below) for a new series of 5.35% senior notes of AT&T due 2040 (the “New Notes”) and cash (the “Exchange Offer”). The Exchange Offer expired at 11:59 p.m., New York City time, on August 31, 2010.
     On September 2, 2010, AT&T delivered an aggregate principal amount of $3,500,000,000 of New Notes and paid in cash a total of $631,280,054.26 for the Existing Notes accepted for exchange, which cash amount includes accrued and unpaid interest on such Existing Notes from the last applicable interest payment date to, but excluding, September 2, 2010. The New Notes were issued pursuant to the Indenture dated as of November 1, 1994 between SBC Communications Inc. (now known as AT&T Inc.) and The Bank of New York (now known as The Bank of New York Mellon), as Trustee.
     The table below identifies the aggregate principal amount of each series of Existing Notes validly tendered and not validly withdrawn in the Exchange Offer:

				Approximate Aggregate
		Aggregate Principal		Principal Amount
Title of Series /	Maturity	Amount	Acceptance Priority	Tendered and not
CUSIP Number	Date	Outstanding	Level	Withdrawn
8.750% Notes due 2031 / 00209AAF3 00209AAC0 U0027MAC1	03/01/2031	$2,500,000,000	1	$1,361,929,000

8.00% Notes due 2031 / 001957BD0 U03017BC0	11/15/2031	$2,532,611,000	2	$1,591,459,000

     Based on the amount of Existing Notes tendered in the Exchange Offer and in accordance with the terms of the Exchange Offer, AT&T accepted (1) all of the 8.750% Notes validly tendered (and not validly withdrawn) as set forth above and (2) after giving effect to proration, $1,537,295,000 aggregate principal amount of 8.00% Notes validly tendered (and not validly withdrawn). The proration factor for the 8.00% Notes is equal to approximately 96.61% of the aggregate principal amount of such 8.00% Notes validly tendered (and not validly withdrawn) as set forth above.
     The Exchange Offer was conducted upon the terms and subject to the conditions set forth in an offering memorandum, dated as of August 4, 2010, and the related letter of transmittal. Unless indicated otherwise, defined terms herein shall have the same meaning as those in the offering memorandum. The Exchange Offer was only made, and copies of the offering documents were only made available, to a holder of the Existing Notes who certified its status as (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”).
     The New Notes will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
     This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offer was made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.
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